                                                                     EXHIBIT 2.1



                                  EXCHANGE AGREEMENT






                                     BY AND AMONG





                               LOCH EXPLORATION, INC.,

                                 LOCH ENERGY, INC.,

                       DESIGN AUTOMATION SYSTEMS INCORPORATED


                                         AND

                                THE SOLE SHAREHOLDER
                     OF DESIGN AUTOMATION SYSTEMS INCORPORATED
















                               Dated December 31, 1998

                                  TABLE OF CONTENTS

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Articles                                                                          Page
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

ARTICLE I      REPRESENTATIONS, COVENANTS, AND WARRANTIES
               OF LOCX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

               1.01  Organization. . . . . . . . . . . . . . . . . . . . . . . . . .1
               1.02  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .1
               1.03  Subsidiaries and Predecessor Corporations . . . . . . . . . . .2
               1.04  Financial Statements. . . . . . . . . . . . . . . . . . . . . .2
               1.05  Information . . . . . . . . . . . . . . . . . . . . . . . . . .2
               1.06  Options or Warrants . . . . . . . . . . . . . . . . . . . . . .2
               1.07  Absence of Certain Changes or Events. . . . . . . . . . . . .  2
               1.08  Litigation and Proceedings. . . . . . . . . . . . . . . . . . .3
               1.09 Assignment of Assets and Liabilities . . . . . . . . . . . . . .3
               1.10 No Assets or Liabilities . . . . . . . . . . . . . . . . . . . .3

ARTICLE II     REPRESENTATIONS, COVENANTS AND WARRANTIES
               OF THE DESIGN AUTOMATION SYSTEMS INCORPORATED
               SOLE SHAREHOLDER. . . . . . . . . . . . . . . . . . . . . . . . . . .3

               2.01  Ownership of Design Automation Systems Incorporated
                      Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE III    REPRESENTATIONS, COVENANTS, AND
               WARRANTIES OF DESIGN AUTOMATION SYSTEMS INCORPORATED
               AND DESIGN AUTOMATION SYSTEMS INCORPORATED SOLE
               SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

               3.01  Organization. . . . . . . . . . . . . . . . . . . . . . . . . .4
               3.02  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .4
               3.03  Subsidiaries and Predecessor Corporations . . . . . . . . . . .4
               3.04  Financial Statements. . . . . . . . . . . . . . . . . . . . . .4
               3.05  Information . . . . . . . . . . . . . . . . . . . . . . . . . .5
               3.06  Options or Warrants . . . . . . . . . . . . . . . . . . . . . .5
               3.07  Absence of Certain Changes or Events. . . . . . . . . . . . . .5
               3.08  Title and Related Matters . . . . . . . . . . . . . . . . . . .6
               3.09  Litigation and Proceedings. . . . . . . . . . . . . . . . . . .6
               3.10  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  7
               3.11  Material Contract Defaults. . . . . . . . . . . . . . . . . . .7
               3.12  No Conflict With Other Instruments. . . . . . . . . . . . . . .7
               3.13  Governmental Authorizations . . . . . . . . . . . . . . . . . .7
               3.14  Compliance With Laws and Regulations. . . . . . . . . . . . . .8
               3.15  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .8
               3.16  Approval of Agreement . . . . . . . . . . . . . . . . . . . . .8
               3.17  Material Transactions or Affiliations . . . . . . . . . . . . .8


                                          i


               3.18  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . .8
               3.19  Design Automation Systems Incorporated Schedules. . . . . . . .8
               3.20 Assistance in Registration . . . . . . . . . . . . . . . . . . .9
               3.21 Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . .9


ARTICLE  IV    PLAN OF EXCHANGE. . . . . . . . . . . . . . . . . . . . . . . . . . .9

               4.01  The Exchange. . . . . . . . . . . . . . . . . . . . . . . . . .9
               4.02  Appointment of New Directors. . . . . . . . . . . . . . . . . .9
               4.03  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
               4.04  Closing Events. . . . . . . . . . . . . . . . . . . . . . . .  9




ARTICLE  V     SPECIAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . 10

               5.01  Stockholder Meeting of LOCX . . . . . . . . . . . . . . . . . 10
               5.02  Access to Properties and Records. . . . . . . . . . . . . . . 10
               5.03  Delivery of Books and Records . . . . . . . . . . . . . . . . 10
               5.04  Special Covenants and Representations
                     Regarding the Exchanged Stock . . . . . . . . . . . . . . . . 10
               5.05  Third Party Consents and Certificates . . . . . . . . . . . . 10
               5.06  Actions Prior to Closing. . . . . . . . . . . . . . . . . . . 10
               5.07  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 11



ARTICLE VI     CONDITIONS PRECEDENT TO OBLIGATIONS
               OF LOCX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

               6.01  Accuracy of Representations . . . . . . . . . . . . . . . . . 12
               6.02  Officer's Certificates. . . . . . . . . . . . . . . . . . . . 12
               6.03  No Material Adverse Change. . . . . . . . . . . . . . . . . . 12
               6.04  Good Standing . . . . . . . . . . . . . . . . . . . . . . . . 12
               6.05  Other Items . . . . . . . . . . . . . . . . . . . . . . . . . 12



ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATIONS OF DESIGN
               AUTOMATION SYSTEMS INCORPORATED AND THE DESIGN
               AUTOMATION SYSTEMS INCORPORATED SOLE
               SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

               7.01  Accuracy of Representations . . . . . . . . . . . . . . . . . 13


                                          ii


               7.02  Officer's Certificate . . . . . . . . . . . . . . . . . . . . 13
               7.03  No Material Adverse Change. . . . . . . . . . . . . . . . . . 13
               7.04  Good Standing . . . . . . . . . . . . . . . . . . . . . . . . 13
               7.05  Other Items . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE VIII   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

               8.01 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 13
               8.02 Effect of Termination. . . . . . . . . . . . . . . . . . . . . 14


ARTICLE IX     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

               9.01  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
               9.02  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 14
               9.03  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
               9.04  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . 15
               9.05  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 15
               9.06  Schedules; Knowledge. . . . . . . . . . . . . . . . . . . . . 15
               9.07  Third Party Beneficiaries . . . . . . . . . . . . . . . . . . 15
               9.08  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . 15
               9.09  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
               9.10  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 15
               9.11  Amendment or Waiver . . . . . . . . . . . . . . . . . . . . . 15

                                 EXCHANGE AGREEMENT

     THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement"), is entered into as of this 31st day of December 1998, by and among Loch Exploration, Inc., a Texas corporation ("LOCX"), its wholly-owned subsidiary Loch Energy, Inc. ("LEI"), Design Automation Systems Incorporated, a Texas corporation ("DASI") and Carl R. Rose who is the beneficial owner of 1,000 shares of common stock of DASI ("Common Stock"), which constitutes 100% of the outstanding capital stock of DASI ("DASI Sole Shareholder").

                                       PREMISES

     This Agreement provides for the acquisition by LOCX of all of the issued and outstanding shares of DASI solely in exchange for voting shares of LOCX, on the terms and conditions hereinafter provided, all for the purpose of effecting a so-called "tax-free" reorganization pursuant to Sections 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended.

                                      AGREEMENT

     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                      ARTICLE I

                     REPRESENTATIONS, COVENANTS, AND WARRANTIES
                                      OF LOCX

     As an inducement to, and to obtain the reliance of the DASI Sole Shareholder, LOCX represents and warrants as follows:

     Section 1.01 ORGANIZATION. LOCX is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. LOCX has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Schedule 1.01 are complete and correct copies of the articles of incorporation, as amended, and bylaws of LOCX as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of these articles of incorporation or bylaws. LOCX has taken, or will take prior to Closing, (as defined in Article IX) all action required by laws, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. LOCX has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

     Section 1.02 CAPITALIZATION. The authorized capitalization of LOCX consists of 50,000,000 shares of common stock, $.001 par value per share, of which 1,295,286 shares are currently issued and outstanding. An additional 2,304,714 shares of LOCX common stock will be issued to certain parties at Closing as more particularly described on Schedule 1.02(a). A shareholder list is set forth in Schedule 1.02(b). All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. There are no options, warrants, rights or convertible securities outstanding to purchase any capital stock of LOCX.

     Section 1.03 SUBSIDIARIES AND PREDECESSOR CORPORATIONS. Except as set forth on Schedule 1.03, LOCX does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

     Section 1.04 FINANCIAL STATEMENTS. LOCX (i) has delivered to DASI true and correct copies of Form 10-K for the fiscal year ended December 31, 1997 ("Form 10-K") and (ii) has delivered its Form 10-Q for the nine months ended September 30, 1998 ("Form 10-Q"). As of their respective dates, the Form 10-K and Form 10-Q did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form 10-K and Form 10-Q present fairly the financial condition, assets, liabilities, and stockholders' equity of LOCX as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of LOCX for the period indicated and each such statement of changes in financial position presents fairly the information purported to be shown therein. The financial statements referred to in this
Section 1.04 have been prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete in all material respects and are in accordance with the books and records of LOCX.

     Section 1.05 INFORMATION. The information concerning LOCX set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 1.06 OPTIONS OR WARRANTS. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued LOCX common stock.

     Section 1.07  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 1.09 of this Agreement or  Schedule 1.07, since September 30, 1998:

          (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of LOCX; or (ii) any damage, destruction, or loss to LOCX (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of LOCX;

          (b) LOCX has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of LOCX;
     (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $2,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

          (c) LOCX has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent LOCX balance sheet; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $2,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of LOCX; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

     Section 1.08 LITIGATION AND PROCEEDINGS. Except as expressly disclosed in the Form 10-K or Form 10-Q, there is no proceeding by or before (or, to the best knowledge of LOCX, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of LOCX, threatened against or affecting LOCX or any of its properties or rights, except for such actions, suits, proceedings, arbitrations or investigations that do not have and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the condition of LOCX. There are no proceedings pending or, to the best knowledge of LOCX, threatened, seeking to prevent or
challenging the transactions contemplated by this agreement.   LOCX is not
subject to any judgment, order or decree entered in any proceeding, that has had or could have a material adverse effect on the condition of LOCX.

     Section 1.09 ASSIGNMENT OF ASSETS AND LIABILITIES. At or prior to the closing date (as defined in Section 4.03) LOCX shall sell, assign, transfer and convey to LEI all right, title and interest in and to all of its assets and liabilities in exchange for all of the issued and outstanding capital stock of LEI, which consists of 1,295,286 shares of common stock, pursuant to an Assignment the form of which is attached as Schedule 1.09(a). The shares of LEI held by LOCX shall be distributed to the LOCX shareholders pursuant to the Distribution Agreement attached hereto as Schedule 1.09(b). The record date for said distribution shall be prior to the closing date hereof.

     Section 1.10 NO ASSETS OR LIABILITIES. LOCX represents and warrants that it will have no assets or liabilities at Closing, other than 1,295,286 shares of common stock of its wholly-owned subsidiary, LEI.


                                      ARTICLE II

                      REPRESENTATIONS, COVENANTS, AND WARRANTIES
                             OF THE DASI SOLE SHAREHOLDER


     As an inducement to, and to obtain reliance of LOCX, the DASI Sole Shareholder represents and warrants as follows:

     Section 2.01 OWNERSHIP OF DASI SHARES. The DASI Sole Shareholder hereby represents and warrants that he is the legal and beneficial owner of the number of DASI shares set forth opposite his name on Schedule 2.01 hereof, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and he has full right, power, and authority to transfer, assign, convey, and deliver its DASI shares; and delivery of such shares at the closing will convey to LOCX good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.


                                     ARTICLE III

                     REPRESENTATIONS, COVENANTS, AND WARRANTIES
                         OF DASI AND DASI SOLE SHAREHOLDER


     As an inducement to, and to obtain the reliance of LOCX, DASI and the DASI Sole Shareholder represent and warrant as follows:

     Section 3.01 ORGANIZATION. DASI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. DASI has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Schedule 3.01 are complete and correct copies of the articles of incorporation, as amended, and bylaws of DASI as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of these articles of incorporation or bylaws. DASI has taken all action required by laws, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. DASI has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

     Section 3.02 CAPITALIZATION. The authorized capitalization of DASI consists of 50,000,000 shares of common stock, no par value per share, of which 1,000 shares are currently issued and outstanding. Prior to closing additional shares of DASI common stock will be issued to certain parties as more particularly described on Schedule 3.02. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. There are no options, warrants, rights or convertible securities outstanding to purchase any capital stock of DASI.

     Section 3.03 SUBSIDIARIES AND PREDECESSOR CORPORATIONS. Except as set forth on Schedule 3.03, DASI does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

     Section 3.04  FINANCIAL STATEMENTS.

          (a) Included in Schedule 3.04 (a) is an unaudited balance sheet, statement of operations and cash flow of DASI for nine months ended September 30, 1998 and an unaudited balance sheet, statement of operations and cash flow for the year ended December 31, 1997.

          (b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The unaudited balance sheet presents fairly as of its date the financial condition of DASI. DASI did not have, as of the date of such balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of DASI in accordance with generally accepted accounting principles. The statements of income, stockholders' equity, and changes in financial condition reflect fairly the information required to be set forth therein by generally accepted accounting principles.

          (c) DASI has filed all state, federal, and local income tax returns required to be filed by it from inception to the date hereof. Included in
     Schedule 3.04(b) are true and correct copies of the federal income tax returns of DASI filed since 1996. None of such federal income tax returns have been examined by the Internal Revenue Service. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

          (d) DASI does not owe any unpaid federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) through the date hereof, for which DASI may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity. Furthermore, except as accruing in the normal course of business, DASI does not owe any accrued and unpaid taxes to date of this Agreement.

          (e) The books and records, financial and otherwise, of DASI are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

          (f) DASI has good and marketable title to its assets and, except as set forth in Schedule 3.04(f) or the financial statements of DASI or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

     Section 3.05 INFORMATION. The information concerning DASI set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 3.06 OPTIONS OR WARRANTS. Except as set forth in this Agreement or in Schedule 3.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued DASI common stock.

     Section 3.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement or Schedule 3.07, since September 30, 1998:

          (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of DASI; or (ii) any damage, destruction, or loss to DASI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of DASI;

          (b) DASI has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of DASI;
     (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $2,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

          (c) DASI has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent DASI balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $2,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $2,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of DASI; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

          (d) to the best knowledge of the DASI Sole Shareholder, DASI has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of DASI.

     Section 3.08 TITLE AND RELATED MATTERS. DASI has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and
(c) as described in Schedule 3.08. Except as set forth in Schedule 3.08, DASI owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with DASI's business. Except as set forth in Schedule 3.08, no third party has any right to, and DASI has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, tradenames, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse affect on the business, operations, financial condition, income, or business prospects of DASI or any material portion of its properties, assets, or rights.

     Section 3.09 LITIGATION AND PROCEEDINGS. Except as set forth in Schedule 3.09, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of DASI or the DASI Sole Shareholder after reasonable investigation, threatened by or against DASI or affecting DASI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. DASI or the DASI Sole Shareholder does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 3.10  CONTRACTS.

          (a) Except as included or described in Schedule 3.10, there are no material contracts, agreements, franchises, license agreements, or other commitments to which DASI is a party or by which it or any of its assets, products, technology, or properties are bound;

          (b) All contracts, agreements, franchises, license agreements, and other commitments to which DASI is a party or by which its properties are bound and which are material to the operations of DASI taken as a whole are valid and enforceable by DASI in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

          (c) DASI is not a party to or bound by, and the properties of DASI are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as DASI can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of DASI; and

          (d) Except as included or described in Schedule 3.10 or reflected in the most recent DASI balance sheet, DASI is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which DASI is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of DASI or (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

     Section 3.11 MATERIAL CONTRACT DEFAULTS. Except as set forth in Schedule 3.11, DASI is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of DASI and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which DASI or the DASI Sole Shareholder has not taken adequate steps to prevent such a default from occurring.

     Section 3.12  NO CONFLICT WITH OTHER INSTRUMENTS.  Except as set forth in
Schedule 3.12, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which DASI is a party or to which any of its properties or operations are subject.

     Section 3.13 GOVERNMENTAL AUTHORIZATIONS. Set forth in Schedule 3.13 is a description of all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by DASI of this Agreement and the consummation by DASI of the transactions contemplated hereby.

     Section 3.14  COMPLIANCE WITH LAWS AND REGULATIONS.  Except as set forth in
Schedule 3.14, DASI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of DASI or except to the extent that noncompliance would not result in the incurrence of any material liability for DASI.

      Section 3.15 INSURANCE. All the insurable properties of DASI are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement. Set forth on Schedule 3.15 is a list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular or other insurance held by or no behalf of DASI (specifying for each such policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder, if any, and setting forth the aggregate amount paid out under each policy through the date hereof.

     Section 3.16 APPROVAL OF AGREEMENT. The board of directors and sole shareholder of DASI have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby. A copy of the board of directors and shareholders minutes are attached as Schedule 3.16.

     Section 3.17  MATERIAL TRANSACTIONS OR AFFILIATIONS.  Set forth in Schedule
3.17 is a description of every material contract, agreement, or arrangement between DASI and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by DASI or DASI Sole Shareholder to own beneficially, 5% or more of the issued and outstanding common stock of DASI and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to DASI than terms available from otherwise unrelated parties in arm's length transactions. Except as disclosed in Schedule 3.17 or otherwise disclosed herein, no officer, director, or 5% shareholder of DASI has, or has had since inception of DASI, any interest, direct or indirect, in any material transaction with DASI. There are no commitments by DASI, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

     Section 3.18 LABOR RELATIONS. DASI has not had a work stoppage resulting from labor problems. To the knowledge of DASI and the DASI Sole Shareholder, no union or other collective bargaining organization is organizing or attempting to organize any employee of DASI.

     Section 3.19 DASI SCHEDULES. DASI has delivered to LOCX as part of this Agreement the following additional schedules, all certified by the chief executive officer of DASI as complete, true, and correct:

          (a) Schedule 3.19(a) containing a description of all real property owned by DASI, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

          (b) Schedule 3.19(b) listing the accounts receivable and notes and other obligations receivable of DASI as of September 30, 1998, or that arose thereafter other than in the ordinary course of business of DASI, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such creditor; and

          (c) Schedule 3.19(c) listing the accounts payable and notes and other obligations payable of DASI as of September 30, 1998, or that arose thereafter other than in the ordinary course of the business of DASI, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set-offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due or payable to DASI respecting such obligations.

     Section 3.20 ASSISTANCE IN REGISTRATION. DASI and the Sole Shareholder of DASI represent and warrant that they will execute all additional instruments and do all things necessary in order to assist LOCX in the registration under the Securities Act of 1933, as amended, of the shares distributed to the LOCX shareholders pursuant to Section 1.09 hereof.

     Section 3.21 YEAR 2000. Year 2000 defects resulted from computer programs being written using two digits rather than four to define the applicable year. DASI and the Sole Shareholder of DASI represent and warrant that DASI's operation systems are free from Year 2000 defects, or that if such defects exist the cost of repair would not have a material adverse effect on the financial condition of DASI.

                                     ARTICLE IV

                                   PLAN OF EXCHANGE

     Section 4.01 THE EXCHANGE. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 4.05), the DASI Sole Shareholder hereby agrees to assign, transfer, and deliver to LOCX, free and clear of all liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description, the number of shares of common stock of

DASI set after his signature at the foot of this Agreement, in the aggregate constituting all of the issued and outstanding shares of common stock of DASI, or 1,000 shares, and LOCX agrees to acquire such shares on such date by issuing and delivering in exchange solely therefor 14.4 million shares of LOCX restricted common stock, par value $0.01. Upon the consummation of the transaction contemplated herein, all shares of capital stock of DASI shall be held by LOCX.

     Section 4.02 APPOINTMENT OF NEW DIRECTORS. In connection with the Closing of the transactions contemplated by this Agreement, the existing directors of LOCX shall resign, seriatim, and shall appoint Carl R. Rose, Charles Leaver and Robert Nelson as directors to fill the vacancies created thereby, to serve until the next annual stockholders' meeting of LOCX and their successors shall have been elected and qualified.

     Section 4.03 CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be close of business December 31, 1998.

     Section 4.04 CLOSING EVENTS. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

                                      ARTICLE V

                                  SPECIAL COVENANTS

     Section 5.01 STOCKHOLDER MEETING OF LOCX. As soon as practicable following the execution of this Agreement, and prior to the Closing, LOCX shall call a special meeting of its shareholders to approve the following proposals:

          (a) the election of Carl R. Rose, Charles Leaver and Robert Nelson as directors of LOCX;

          (b) the amendment to the articles of incorporation of LOCX to change its name to "Design Automation Systems Incorporated," or such name as may be deemed appropriate; and

          (c) to take such other actions as the directors may determine are appropriate.

     Section 5.02 ACCESS TO PROPERTIES AND RECORDS. LOCX and DASI will each afford to the officers and authorized representatives of the other full access to the properties, books, and records of each other as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the case may be, as the other shall from time to time reasonably request.

     Section 5.03 DELIVERY OF BOOKS AND RECORDS. At the Closing, each company shall deliver each other the originals of the corporate minute books, books of account, contracts, records, and all other books or documents now in each company's possession or its representatives.

     Section 5.04 SPECIAL COVENANTS AND REPRESENTATIONS REGARDING THE EXCHANGED STOCK. The consummation of this Agreement and the transactions herein contemplated, including the issuance of the exchanged LOCX Stock to the shareholders of DASI as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the DASI Sole Shareholder acquires such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing the DASI Sole Shareholder shall deliver to LOCX letters of representation in the form attached hereto as Schedule 5.04.

     Section 5.05 THIRD PARTY CONSENTS AND CERTIFICATES. LOCX and DASI agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

     Section 5.06  ACTIONS PRIOR TO CLOSING.

          (a) From and after the date of this Agreement until the Closing Date and except as set forth in the Agreement or Schedules attached hereto or as permitted or contemplated by this Agreement, LOCX and DASI respectively, will each:

               (i) carry on its business in substantially the same manner as it has heretofore;

               (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

               (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

               (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

               (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

               (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

          (b) From and after the date of this Agreement until the Closing Date, neither DASI nor LOCX will:

               (i) make any change in their articles of incorporation (except as provided for in Section 5.01) or bylaws;

               (ii) take any action described in Section 1.07 in the case of LOCX , or in Section 3.07, in the case of DASI (all except as permitted therein or as disclosed in the applicable party's schedules); or

               (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.

     Section 5.07  INDEMNIFICATION.

          (a) DASI and the DASI Sole Shareholder hereby agree to indemnify LEI and each of the officers, agents and directors of LEI as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Articles II and III of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement. Indemnification shall include the right of the indemnified party to set-off with prior notice.

          (b) LEI and its majority shareholders, Glenn L. Loch and Southport Capital Corporation, hereby agree to indemnify DASI and each of the officers, agents and directors of DASI as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement. Indemnification shall include the right of the indemnified party to set-off with prior notice.

                                      ARTICLE VI

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF LOCX

     The obligations of LOCX under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 6.01 ACCURACY OF REPRESENTATIONS. The representations and warranties made by DASI and the DASI Sole Shareholder in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and DASI and the DASI Sole Shareholder shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by DASI and the DASI Sole Shareholder prior to or at the Closing. DASI shall be furnished with a certificate, signed by a duly authorized officer of DASI and dated the Closing Date, to the foregoing effect.

     Section 6.02 OFFICER'S CERTIFICATES. LOCX shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of DASI to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of DASI threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     Section 6.03 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of DASI nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of DASI.

     Section 6.04 GOOD STANDING. LOCX shall have received a certificate of good standing from the Secretary of State of the State of Texas or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that DASI is in good standing as a corporation in the State of Texas and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

     Section 6.05   OTHER ITEMS.

          (a) LOCX shall have received uniform commercial code certificates from the appropriate state of local authority or agency for each county and state in which any personal property of DASI with a value in excess $1,000 is situated, dated as of the Closing Date, to the effect that there are no liens on such personal property, other than those disclosed in a Schedule attached hereto.

          (b) LOCX shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as LOCX may reasonably request.

                                     ARTICLE VII

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF DASI
                            AND THE DASI SOLE SHAREHOLDER

     The obligations of DASI under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 7.01 ACCURACY OF REPRESENTATIONS. The representations and warranties made by LOCX in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and LOCX shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by LOCX prior to or at the Closing. DASI shall have been furnished with a certificate, signed by a duly authorized executive officer of LOCX and dated the Closing Date, to the foregoing effect.

     Section 7.02 OFFICER'S CERTIFICATE. DASI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of LOCX to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of LOCX threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     Section 7.03 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of LOCX nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of LOCX.

     Section 7.04 GOOD STANDING. DASI shall have received a certificate of good standing from the Secretary of State of the State of Texas or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that LOCX is in good standing as a corporation in the State of Texas and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

     Section 7.05  OTHER ITEMS.

          (a) DASI shall have received uniform commercial code certificates from the appropriate state of local authority or agency for each county and state in which any personal property of LOCX with a value in excess $1,000 is situated, dated as of the Closing Date, to the effect that there are no liens on such personal property, other than those disclosed in a Schedule attached hereto.

          (b) DASI shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as DASI may reasonably request.

                                     ARTICLE VIII
                                     TERMINATION

     Section 8.01 TERMINATION. Certain of the parties may terminate this Agreement as provided below:

     (a) LOCX and DASI may terminate this Agreement by mutual written consent at any time prior to Closing;

     (b) LOCX may terminate this Agreement by giving written notice to DASI at any time prior to Closing in the event DASI is in breach, and DASI may terminate this Agreement by giving written notice to LOCX at any time prior to Closing in the event LOCX is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect;

     (c) DASI may terminate this Agreement by giving written notice to LOCX in the event LOCX has not obtained shareholder approval of the transactions contemplated hereby within ninety (90) days from the date hereof.

     Section 8.02 EFFECT OF TERMINATION. If any party terminates this Agreement in accordance with Section 8.01, all obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any party then in breach).

                                      ARTICLE IX
                                   MISCELLANEOUS

     Section 9.01 BROKERS. LOCX and DASI agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. DASI and LOCX each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finders' fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     Section 9.02 GOVERNING LAW. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Texas.

     Section 9.03 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

          If to DASI, to:     Carl R. Rose
                              3200 Wilcrest, Suite 370
                              Houston, Texas 77042

          With copies to:     Ronald B. Pruitt
                              Pruitt & Deane
                              2950 North Loop West, Suite 270
                              Houston, Texas 77092

          If to LOCX to:      Glenn L. Loch
                              Loch Exploration, Inc.
                              9319 LBJ Freeway, Suite 205
                              Dallas, Texas 75243

          With copies to:     Thomas C. Pritchard, Esq.
                              Brewer & Pritchard
                              1111 Bagby, Suite 2450
                              Houston, Texas 77002

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

     Section 9.04 ATTORNEY'S FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 9.05 CONFIDENTIALITY. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director, or employee, or from any books or records or from personal inspection, os such other party, and shall not use such data or information or disclose the same to others, except
(i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

     Section 9.06 SCHEDULES; KNOWLEDGE. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

     Section 9.07 THIRD PARTY BENEFICIARIES. This contract is solely between LOCX and DASI and the DASI Sole Shareholder, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

     Section 9.08 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, including This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     Section 9.09 SURVIVAL. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

     Section 9.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 9.11 AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

                         LOCH EXPLORATION, INC.


                         By:
                            ----------------------------------------
                             Glenn L. Loch, President


                         LOCH ENERGY, INC.


                         By:
                            ----------------------------------------
                              Michael Black, Secretary


                         LEI MAJORITY SHAREHOLDERS

                         GLENN L. LOCH, INDIVIDUALLY


                         By:
                            ----------------------------------------
                              Glenn L. Loch


                         SOUTHPORT CAPITAL CORPORATION


                         By:
                            ----------------------------------------
                              Frank H. Moss, President



                         DESIGN AUTOMATION SYSTEMS INCORPORATED

                         By:
                            ----------------------------------------
                             Carl R. Rose, Chief Executive Officer


                         DASI SOLE SHAREHOLDER


                         By:
                            ----------------------------------------

                             Carl R. Rose

                                 LIST OF SCHEDULES



SCHEDULE            SCHEDULE DESCRIPTION
--------            --------------------
1.01                LOCX Articles of Incorporation and By-Laws
1.02(a)             Certain Parties to be Issued LOCX Shares of Common Stock
1.02(b)             LOCX Shareholders List
1.09(a)             Assignment
1.09(b)             Distribution Agreement
2.01                Ownership of DASI Shares
3.01                DASI Articles of Incorporation and By-Laws
3.02                DASI Capitalization
3.04(a)             DASI Financial Statements
3.04(b)             DASI Income Tax Forms
3.04(f)             DASI Assets
3.06                DASI Options or Warrants
3.07                DASI Absence of Certain Changes or Events
3.08                DASI Title and Related Matters
3.09                DASI Litigation and Proceedings
3.10                DASI Contracts
3.11                DASI Material Contract Defaults
3.12                DASI Conflicts with Other Instruments
3.13                DASI Governmental Authorizations
3.14                DASI Non-Compliance with Laws and Regulations
3.15                DASI Insurance
3.16                DASI Board of Directors and Shareholders Minutes
3.17                DASI Material Transactions or Affiliations
3.19(a)             DASI Real Property
3.19(b)             DASI Accounts Receivable
3.19(c)             DASI Accounts Payable
5.04                Letters of Representation